Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

AVID TECHNOLOGY, INC.

This Executive Employment Agreement (“Agreement”) is entered into as of December 18, 2007 (the “Effective Date”) between Avid Technology, Inc., a Delaware corporation with its principal executive offices at Avid Technology Park, Tewksbury, Massachusetts (the “Company”), and Sharad Rastogi (“Executive”) of 1825 Oak Avenue, Menlo Park, CA 94025.

Article 1. Services

1.1.    Service. During the Term (as defined below), the Company shall retain the services of Executive to serve as an executive employee of the Company and the Executive shall devote his time and render services to the Company upon the terms and conditions set forth below.

1.2.        Duties. During the Term, Executive agrees to perform such executive duties consistent with his position as may be assigned to him from time to time by the Chief Executive Officer or the Board of Directors and to devote his full working time and attention to such duties.

1.3.        No Conflicting Commitments. During the Term, Executive will not undertake any commitments, engage or have an interest in any outside business activities or enter into any consulting agreements which, in the opinion of the Company, conflict with the Company’s interests or which might impair the performance of Executive’s duties as a full time employee of the Company.

Article 2. Term

2.1.        Term. The term of this Agreement (the "Term") shall commence on the Effective Date and shall expire on December 18, 2009 unless the Term is:

2.1.1	extended pursuant to the provisions of this Section 2.1;
2.1.2	terminated pursuant to Section 6.4 hereof; or

2.1.3      terminated when the Executive’s employment terminates pursuant to Section 4.1 hereof.

Notwithstanding the foregoing, the Term shall continue to automatically be extended for periods of one (1) year so long as neither party provides written notice to the other of its intent to terminate by a date which is at least one hundred and eighty (180) days prior to the then-current expiration date of the Agreement. Unless the services of the Executive have terminated prior to or upon the end of the Term in accordance with the provisions of this Agreement, from and after the end of the Term, the Executive shall be an employee-at-will.

Article 3. Payments

3.1.        Base Compensation. During the time that Executive is an employee of the Company, the Company shall pay to Executive a base salary (the “Base Salary”) of $285,000 per annum, payable in regular installments in accordance with the Company’s usual payment practices. The Base Salary shall be reviewed by the Board of Directors’ Compensation Committee during the term of this Agreement and adjusted accordingly at the discretion of the Compensation Committee.

3.2.        Incentive Payments. During the time that Executive is an employee of the Company, Executive shall be entitled to participate, at the sole discretion of the Board of Directors, in any cash incentive payment or bonus plan established by the Company for its executive employees, as such plan is amended from time to time.

3.3.        Fringe Benefits. During the time that Executive is an employee of the Company, in addition to Executive’s Base Salary and incentive payments or bonuses, if any, the Company shall provide Executive and his dependents medical insurance and such other benefits as are generally made available by the Company to its full-time executive employees, as amended from time to time.

3.4.        Participation in Equity Incentive Plans. During the time that Executive is an employee of the Company, Executive shall be entitled to participate in the Company’s stock incentive plans to the extent and in the manner determined by the Company’s Board of Directors in its absolute discretion.

Article 4. Termination

4.1.        Termination. Executive’s employment hereunder shall terminate immediately upon the occurrence of any of the following events:

4.1.1.	Executive’s death;

4.1.2.     The termination of the Executive’s employment by the Company for Disability (as defined below), to be effective immediately upon delivery of notice thereof;

4.1.3.     The termination of Executive’s employment by the Company for Cause (as defined below), to be effective immediately upon delivery of notice thereof;

4.1.4.     The termination of Executive’s employment by the Company, without Cause and not as a result of Executive’s death or Disability, to be effective thirty (30) days after the Company delivers written notice thereof to the Executive;

4.1.5.      The termination of Executive’s employment by Executive without Good Reason (as defined below) to be effective thirty (30) days after Executive delivers written notice thereof from Executive to the Company; or

4.1.6.     The termination of Executive’s employment by Executive with Good Reason (as defined below), to be effective as set forth below.

“Cause” shall mean (i) Executive’s material failure to perform (other than by reason of death or Disability) his duties and responsibilities as assigned by the Chief Executive Officer or Board in accordance with Section 1.2 above, which is not remedied after thirty (30) days’ written notice from the Company (if such failure is susceptible to cure), (ii) a breach of any of the provisions of this Agreement or any other agreement (including the Company’s employee nondisclosure and invention assignment agreement) between the Executive and the Company, which is not cured after ten (10) days’ written notice from the Company (if such breach is susceptible to cure), (iii) a serious and material violation of Company policy (for purposes of this clause any violation of the Company’s Conflicts of Interest policy shall be deemed serious and material), which is not cured after ten (10) days’ written notice from the Company (if such breach is susceptible to cure), (iv) fraud, embezzlement or other material dishonesty with respect to the Company, (v) conviction of a felony or any other crime involving fraud, dishonesty or moral turpitude or (vi) failing or refusing to cooperate as reasonably requested in any internal or external investigation of any matter in which the Company has a material interest (financial or otherwise) in the outcome of the investigation. Notwithstanding the foregoing, “Cause” shall not include any failure to achieve results as a result of factors or events beyond the reasonable control of the Executive.

“Disability” shall mean the Executive’s absence from the full-time performance of his duties with the Company for more than one hundred and eighty (180) days during a three hundred and sixty-five (365) day period as a result of incapacity due to mental or physical illness, as a result of which the Executive is deemed “disabled” by the institution appointed by the Company to administer its long-term disability plan (or any successor plan).

“Good Reason” shall mean (i) a material diminution in Executive’s authority, duties or responsibility from those in effect on the date of this Agreement, without Executive’s express written consent; (ii) a material diminution in Executive’s Base Salary as in effect on the date hereof or as the same may be increased from time to time, without Executive’s express written consent, other than a reduction which is part of an across-the-board proportionate reduction in the salaries of all senior executives of the Company imposed because the Company is experiencing financial hardship (provided such reduction is not more than 20% and does not continue for more than twelve (12) months); (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom Executive reports, including a requirement that Executive report to a corporate officer or employee other than the Company’s Chief Executive Officer, Chief Financial Officer or Chief Operating Officer, without Executive’s express written consent; (iv) a material diminution in the budget over which Executive retains authority, without Executive’s express written consent; (v) a material change in Executive’s office location as in effect on the date hereof, without Executive’s express written consent; and (vi) any material breach of this Agreement by the Company; provided, however, that a termination for Good Reason by Executive can occur only if (i) Executive has given the Company a notice of the existence of a condition giving rise to Good Reason within ninety (90) days after the initial occurrence of the condition giving rise to Good Reason and (ii) the Company has not cured the condition giving rise to Good Reason within thirty (30) days after receipt of such notice. A termination for Good Reason shall occur thirty (30) days after such failure to cure.

4.2.	Adjustments Upon Termination.

4.2.1.     If Executive’s employment with the Company terminates pursuant to Sections 4.1.1 or 4.1.2 hereof, (a) the Company shall continue to make payments to Executive or Executive’s heirs, successors or legal representatives, as the case may be, in accordance with Section 3.1 hereof until twelve (12) months after the date of such death or Disability (less the amount of any payments made to the Executive under any long-term disability plan of the Company) and (b) notwithstanding any provision to the contrary in any Avid stock plan, or under the terms of any grant, award agreement or form for exercising any right under any such plan, any stock options or restricted stock awards held by Executive as of the date of death or Disability shall become exercisable or vested, as the case may be, as to an additional number of shares equal to the number that would have been exercisable or vested as of the end of the twelve (12) month period immediately following the date of death or Disability; provided, however, that in order to be eligible to receive any of the salary or benefits under this Section 4.2, Executive or his or her personal representative shall be required to execute and deliver to the Company (without subsequent revocation if provided for therein) a general release of claims against the Company, excluding any claims concerning the Company’s obligations under this Agreement, and shall be required to sign such other agreements as executive employees of the Company are generally required to sign if Executive shall not have already done so. The Company shall have no other liability or obligation under this Agreement to Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Executive.

4.2.2.     If Executive’s employment with the Company terminates pursuant to Section 4.1.3 or 4.1.5 hereof, (a) all payments and benefits provided to Executive under this Agreement shall cease as of the effective date of such termination (the “Date of Termination”), except that Executive shall be entitled to any amounts earned, accrued or owing but not yet paid under Section 3.1 above and any benefits due in accordance with the terms of any applicable benefits plans and programs of the Company and (b) all vesting of all stock options then held by the Executive shall immediately cease as of the date of such termination.

4.2.3.     If Executive’s employment with the Company terminates pursuant to Section 4.1.4 or 4.1.6 hereof, (a) the Company shall continue to make payments to Executive in accordance with Section 3.1 hereof until the date that is twelve (12) months after the Date of Termination (the “Severance Pay Period”), (b) the Company shall pay Executive incentive compensation for the year in which the Date of Termination occurred, in the amount of Executive’s target award multiplied by the applicable actual plan payout factor and pro rated by the number of months Executive was employed by the Company during the year of the Date of Termination; the bonus will be paid only if the Company pays bonuses, on account of the year in which the Date of Termination occurred, to executives who remain employed with the Company and will be paid in a lump sum on or about the date on which the Company pays bonuses to executives who remain employed with the Company, (c) the Company shall continue to provide Executive with benefits in accordance with Section 3.3 hereof throughout the Severance Pay Period, to the extent permitted by the terms of such plans and applicable law, (d) the Company shall provide Executive with outplacement benefits in accordance with the Company’s then–current executive outplacement program, provided that no outplacement benefits shall be provided after the end of the second calendar year following the calendar year in which the Date of Termination occurred, (e) the Company shall continue to indemnify Executive against all claims related to actions arising prior to the termination of the Executive’s employment to the fullest extent permitted by law, (f) for forty-eight (48) months from the Date of Termination, the Company or its successor shall continue to provide coverage under a directors’ and officers’ insurance policy, or an equivalent thereto, so long as the Board of Directors in good faith shall determine that the cost of such coverage is reasonable and that such coverage is available, and (g) notwithstanding any provision to the contrary in any Avid stock plan, or under the terms of any grant, award agreement or form for exercising any right under any such plan, any stock options or restricted stock awards held by Executive as of the Date of Termination shall become exercisable or vested, as the case may be, as to an additional number of shares equal to the number that would have been exercisable or vested as of the end of the twelve (12) month period immediately following the Date of Termination, and Executive shall be entitled to exercise any such stock options until twelve (12) months after the Date of Termination; provided, however, that in order to be eligible to receive any of the salary or benefits under this Section 4.2.3, Executive shall be required to execute and deliver to the Company (without subsequent revocation if provided for therein) a general release of claims against the Company, excluding any claims concerning the Company’s obligations under this Agreement, and shall be required to sign such other agreements as executive employees of the Company are generally required to sign if Executive shall not have already done so. Nothing in this Agreement shall be construed to extend the time period within which any option may be exercised beyond the period specified in the applicable stock plan or under the terms of any grant, award agreement or form for exercising any right under any such plan. No other payments or benefits shall be due under this Agreement to Executive, but Executive shall be entitled to any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

4.2.4.     Payments to the Executive under this Article 4 shall be bifurcated into two portions, consisting of a portion that does not constitute "nonqualified deferred compensation" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and a portion that does constitute nonqualified deferred compensation. Payments hereunder shall first be made from the portion that does not consist of nonqualified deferred compensation until it is exhausted and then shall be made from the portion that does constitute nonqualified deferred compensation. However, if Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code, the commencement of the delivery of any such payments that constitute nonqualified deferred compensation will be delayed to the date that is six (6) months and one day after Executive’s Date of Termination (the “Earliest Payment Date”); provided that this sentence does not apply to payments made under Section 4.1.1. Any payments that are delayed pursuant to the preceding sentence shall be paid on the Earliest Payment Date. The determination of whether, and the extent to which, any of the payments to be made to the Executive hereunder are nonqualified deferred compensation shall be made after the application of all applicable exclusions under Treasury Reg. § 1.409A-1(b)(9). Any payments that are intended to qualify for the exclusion for separation pay due to involuntary separation from service set forth in Reg. § 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year of the Executive following the taxable year of the Executive in which the Executive’s termination of employment occurs.

Article 5. Prohibition on Unfair Competition

5.1.        The Company owns and has developed and compiled at great cost and expense, and will continue to so develop and compile, certain trade secrets, proprietary techniques and other Proprietary Information (as defined in the Company’s employee nondisclosure and invention assignment agreement) which have great value to the business of the Company and which gives the Company or any affiliate of the Company a competitive advantage over those who do not know the secrets or information. Such information includes all Proprietary Information that has or could have commercial value or other utility in the business of the Company, whether or not such information is identified and marked as “Confidential Information” by the Company. Executive agrees that the following businesses are, as of the date of this Agreement, competitive with the Company: 360 Systems, Ableton AG, Adaptec, Inc., Adobe Systems Incorporated, ADS Technologies, Inc., Advanced Digital Information Corporation, AJA Video Systems, Inc., AKG Acoustics GmbH (a Harman International Company), AMS Neve Ltd., Apple, Inc., ATI Technologies, Inc., Autodesk, Inc.’s Media and Entertainment Solutions division, Behringer International GmbH, Blackmagic Design Pty. Ltd., Bit Central, Inc., Borland Softward Corporation, Chyron Corporation, Ciprico Inc., Creative Technology Ltd., Dalet, Dayang Technology Development Inc., DiGiCo Limited, Digitech (a Harman International Company), EditShare LLC, EMC Corporation, E-MU Systems (a wholly-owned subsidiary of Creative Technology, Ltd.), Euphonix, Inc., EVS Broadcast Equipment, Facilis Technology, Inc., Fairlight.au Pty Ltd., Harris Corporation, Hauppauge Computer Works, Inc., Hewlett-Packard Development Company, International Business Machines Corporation, Isilon Systems, Inc., KRK Systems, LLC, Line 6, Inc., Logitec Solutions Ltd., Loud Technologies, Inc., Microsoft Corporation, Magix AG, MakeMusic Inc., Merging Technologies Inc., Midas (a division of Telex Communications, Inc.), MOTU, Inc., Native Instruments, Inc., Netgear, Inc., Newtek, Inc., Notion, Omneon Video Networks, Perforce Software, Inc., PreSonus Audio Electronics, Inc., Quantel Inc., Roland Corporation, Rorke Data (a subsidiary of Bell Microproducts, Inc.), Sling Media, Inc., Seachange International, Inc., Solid State Logic Ltd., Sony Corporation, Stanton Magnetics, Steinberg Media Technologies GmbH, Tascam (a division of TEAC Corporation), The Associated Press (ENPS), Thomson Grass Valley, Twelve Tone Systems, Inc. (dba Cakewalk), Ulead Systems, Inc., Vizrt Ltd., Yamaha Corporation, and all subsidiaries and affiliates of the foregoing companies. As such, any use of or disclosure by Executive of the Company’s confidential, proprietary, or trade secret information to such businesses, or any other business which is competitive with the Company, would constitute unfair competition, which is prohibited under this Agreement, as well as by law.

5.2.        Executive agrees that during Executive’s employment with the Company and at all times following the termination of Executive’s employment for any reason, whether voluntary or with or without cause, Executive shall not, either directly or indirectly, engage in any unlawful competitive activities or unfair competition against the Company or use confidential trade secret information to unlawfully solicit clients, customers or vendors of the Company. Executive further agrees not to use Proprietary Information to unlawfully solicit or raid employees of the Company to terminate their employment relationship with the Company.

5.3.        Remedies for Breach. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 5 may be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining orders, temporary or permanent injunctions or any other equitable remedy which may then be available. Notwithstanding any provision of this Agreement to the contrary, upon the occurrence of any breach of Section 5.1, if Executive is employed by the Company, the Company may immediately terminate the employment of Executive for Cause in accordance with Section 4.1.3, and, whether or not Executive is employed by the Company, the Company shall immediately cease to have any obligations to make payments to Executive under this Agreement.

5.4.        Survival. Notwithstanding the termination of this Agreement or Executive’s services hereunder for any reason, this Article 5 shall survive any such termination.

Article 6. Miscellaneous

6.1.        Obligation of Successors. Subject to Section 6.4, any successor to substantially all of the Company’s assets and business, and any successor to substantially all of the assets of the division of the Company in which Executive is employed, whether by merger, consolidation, purchase of assets or otherwise, shall succeed to the rights and obligations of the Company hereunder.

6.2.        Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given (i) when delivered in person, (ii) on the third business day after mailing by registered or certified mail, postage prepaid, (iii) on the next business day after delivery to an air courier for next day delivery, paid by the sender, or (iv) when sent by telecopy or facsimile transmission during normal business hours (9:00 a.m. to 5:00 p.m.) where the recipient is located (or if sent after such hours, as of commencement of the next business day), followed within twenty-four hours by notification pursuant to any of the foregoing methods of delivery, in all cases addressed to the other party hereto as follows:

(a)	If to the Company:

Avid Technology, Inc.

Avid Technology Park

One Park West

Tewksbury, MA 01876

Attention: Vice President, Human Resources

Facsimile: (978) 640-0065

(b)	If to Executive:

Sharad Rastogi

1825 Oak Avenue

Menlo Park, CA 94025

or at such other address or addresses as either party shall designate to the other in accordance with this Section 6.2.

6.3.        Survival. The respective rights and obligations of the parties under this Agreement shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

6.4.        Complete Agreement; Amendments. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements between the parties with respect to the subject matter hereof, except for the Change-in-Control Agreement between Executive and the Company dated the date hereof, as it may be amended from time to time (the “Change-in-Control Agreement”). Upon the occurrence of a Change-in-Control (as defined in the Change-in-Control Agreement), and for so long as the Change-in-Control Agreement shall remain in effect following a Change-in-Control, the provisions of the Change-in-Control Agreement shall supersede this Executive Employment Agreement with respect to all subject matters covered by the Change-in-Control Agreement. This Agreement shall terminate on the Date of Termination of Executive’s employment pursuant to the provisions of the Change-in-Control Agreement. This Agreement may not be modified or amended except upon written amendment approved by the Company’s Compensation Committee, and executed by a duly authorized officer of the Company and by Executive. Notwithstanding the foregoing, the Company may unilaterally modify or amend this Agreement if such modification or amendment is approved by the Company’s Compensation Committee and made to all other executive employment agreements entered into between the Company and its then-current executive officers.

6.5.        Applicable Law. This Agreement shall be interpreted in accordance with the laws of the state of California (without reference to the conflicts of laws provisions thereof) and the parties hereby submit to the jurisdiction of the courts of that state.

6.6.        Severability. If any non-material provision of this Agreement shall be held invalid or unenforceable, it shall be deemed to be deleted or qualified so as to be enforceable or valid to the maximum extent permitted by law, and the remaining provisions shall continue in full force and effect.

6.7.        Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, assigns and personal representatives, except that the duties, responsibilities and rights of Executive under this Agreement are of a personal nature and shall not be assignable or delegatable in whole or in part by Executive, except to the extent that the rights of Executive hereunder may be enforceable by his heirs, executors, administrators or legal representatives.

6.8.        Captions. Captions of sections have been added only for convenience and shall not be deemed to be a part of this Agreement.

6.9.        Section 409A Compliance. The payments to be made hereunder are intended to comply with, or be exempt from, the provisions of Section 409A of the Internal Revenue of 1986 (“Section 409A”) and regulations thereunder. This Agreement shall be interpreted and construed accordingly.

6.10.      Further Assurances. Each party hereto agrees to furnish and execute such additional forms and documents, and to take such further action, as shall be reasonable and customarily required in connection with the performance of this Agreement or the payment of benefits hereunder.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date first above written.

Avid Technology, Inc.

By: /s/ Nancy Hawthorne Name: Nancy Hawthorne Title: Interim Chief Executive Officer

/s/ Sharad Rastogi Sharad Rastogi

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